SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (the "Agreement") is dated as of January 28, 2010 (the "Effective Date") by and between: (i) Shrink Nanotechnologies, Inc., a Delaware corporation ("Shrink"); (ii) American Scientific Resources, Inc., a Nevada corporation ("ASFX"); and (iii) Christopher F. Tirotta, an individual and Chief Executive Officer of ASFX ("Tirotta"). (ASFX and Tirotta may be collectively referred to hereinafter as the "Settlement Parties") (Shrink and each of the Settlement Parties may be referred to individually as a "Party" and collectively as the "Parties").

RECITALS

WHEREAS, on or about March 4, 2008, Shrink and ASFX entered into a services agreement (the "Original Agreement") which, on or about May 14, 2009, was renewed in the subsequent renewed services agreement (the "Renewed Agreement" and referred to collectively hereinafter with the Original Agreement as the "Agreements").

WHEREAS, pursuant to the terms of the Original Agreement, ASFX issued Shrink 2,000,000 "restricted[1]" shares of ASFX's common stock (the "Initial Shares").

WHEREAS, pursuant to the terms of the Renewed Agreement, ASFX issued Shrink 8,000,000 "restricted" shares of ASFX's common stock (the "Secondary Shares" and referred to collectively hereinafter with the Initial Shares as the "Shares") and warrants to purchase up to 8,000,000 shares of ASFX's common stock for a three (3) year period at an exercise price of $0.0015 (the "Warrants").

WHEREAS, pursuant to the terms of the Agreements, (i) Shrink maintained the right to provide ASFX with a legal opinion from Shrink's counsel of choosing regarding the removal of the restrictive legend or, in the alternative, demand that ASFX provide such legal opinion; and (ii) ASFX covenanted that they would not impede the subsequent transfer or sale of the Shares, including the removal of the restrictive legend.

WHEREAS, a dispute arose between the Parties regarding the removal of the restrictive legend and re-issuance of the Initial Shares pursuant to the negotiated terms of the Original Agreement

WHEREAS, pursuant to the terms of the Original Agreement, Shrink provided ASFX and its transfer agent with a legal opinion from their counsel related to the removal of the restrictive legend on the Initial Certificate which was refused by ASFX and its transfer agent.

WHEREAS, on or about October 8, 2009, Shrink filed an action against the Settlement

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[1] Such shares were "restricted" in that they contained a restrictive legend stamped on the stock certificate stating that the shares could not be re-sold without first either being registered in a Registration Statement under the Securities Act of 1933 (the "Act") or cleared of such restriction pursuant to an exemption from registration under the Act.

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Parties entitled *Shrink Nanotechnologies, Inc. v. American Scientific Resources, Inc. et al* (Case No: 37-2009-00060758-CU-BC-NC) (the "Action") in the Superior Court of California, County of San Diego (the "Court"), and in said Action, Shrink asserted several claims against the Settlement Parties regarding the clearing of the restrictive legend from the Shares (hereinafter the "Claims");

WHEREAS, the Settlement Parties acknowledge certain liabilities to Shrink related to the Claims and have notified Shrink that they do not have sufficient cash, nor do they anticipate having sufficient cash in the near future, to satisfy the Claims made in the Action or to defend the Action and the Parties seek to resolve this Action and agree to settle the Claims, as further described below;

WHEREAS, ASFX currently only has the means to satisfy payment of the bona fide claims made herein through the issuance of authorized shares of their common stock pursuant to Section 3(a)(10) of the Act;

WHEREAS, the Parties desire to resolve, settle, and compromise all bona fide claims arising from the Claims;

NOW, THEREFORE, with this background incorporated herein and in consideration of the mutual covenants described in this Agreement, the Parties hereby agree to the following settlement:

AGREEMENT

1. Settlement Terms. Upon the issuance of the Settlement Shares (as defined below) and compliance with all terms and conditions under this Agreement and all other agreements and financial instruments between the Parties, the Parties hereby agree to settle all Claims as described herein. Such settlement, which shall include all legal fees and all possible additional damages thereunder, shall be enacted as follows:

1.1 Settlement Shares. Pursuant to the irrevocable transfer agent instruction letter (the "TA Instruction Letter," a copy of which has been attached hereto as ***Exhibit A***), immediately upon the issuance of the Order (as defined below in Section 2), ASFX shall issue Sixteen Million (16,000,000) shares of ASFX's common stock (the "Settlement Shares") to Shrink or its assignees. The Settlement Shares, following the entry of an Order by the Court, shall be issued as free trading non legend bearing shares pursuant to an exemption from registration in Section 3(a) (10) of the Act. ASFX represents and warrants that as of the date of the issuance of the Settlement Shares, such shares shall represent less than 4.99% of the total issued and outstanding shares of ASFX's common stock.

1.2 Return of Secondary Shares. Following the issuance of the Order and the Settlement Shares to Shrink, Shrink shall return the Secondary Shares represented by certificate number 1783 to ASFX's transfer agent which shall be returned to ASFX's corporate treasury.

1.3 Termination of Warrants. Following the issuance of the Order and the Settlement Shares to Shrink, all of Shrink's right and title to the Warrants shall be terminated.

2. Fairness Hearing. Upon execution hereof, the Parties agree, pursuant to Section 3(a)(10) of the Act, to immediately submit the terms and conditions of this Agreement to the Court for a hearing on the fairness of such terms and conditions, for the issuance of an exemption from registration of the Settlement Shares and an Order (as defined below) approving of the Agreement. In connection with such a fairness hearing, ASFX, as the issuer of the securities, and Shrink, as the proposed entity to whom the securities are to be issued, agree that the value of the Settlement Shares and any shares that may be issued herein which are utilized to satisfy the Claims is fair and reasonable. This Agreement shall become binding upon the Parties only upon entry of an order by the Court substantially in the form of annexed hereto as ***Exhibit B*** (the "Order"). The Parties further agree to request the Court to conduct the Fairness Hearing on an ex parte basis. Shrink will prepare the ex parte application, subject to the Settlement Parties' approval, and the Parties will use best efforts to obtain the earliest possible date for the Fairness Hearing. This Agreement is contingent upon the Parties securing the Order described herein on or before February 12, 2010. If the Parties are unable to secure the Order on or before February 12, 2010, this Agreement becomes void and of no effect.

3. Necessary Action. At all times after the execution of this Agreement and entry of the Order by the Court, each Party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by any Party for such purposes or otherwise necessary to complete or perfect the transaction contemplated hereby.

4. Confidentiality Agreement and Additional Covenants. At all times after the execution of this Agreement, the Parties hereto agree to not disclose to any other person any of the terms of said Agreement. The Parties further agree they will not at any time send material non-public information to any other Party. In the event any material non-public information is delivered to Shrink, the delivering party shall file all necessary public disclosures, including filing a Form 8-K with the United States Securities and Exchange Commission, within one day of such disclosure.

5. Releases. Upon execution of this Agreement, delivery of the Settlement Shares and execution of the Order by the Court, in consideration of the terms and conditions of this Agreement, the Parties hereby agree to release, acquit and forever discharge each other and each, every and all of their current and past officers, directors, shareholder, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigned, of and from any and all claims, damages, causes of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which each Party may now have or may hereafter have or claim to have against another Party with respect to the Claims. Nothing herein shall be deemed to negate or affect Shrink' right and title to any securities heretofore issued to it by the Parties, including the Initial Shares. In signing this Agreement, the Parties have been advised of, understand and knowingly waive their rights under California Civil Code Section 1542 which provides as follows: A GENERAL RELEASE DOES

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NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6. Indemnification. The Settlement Parties agree to hold harmless and indemnify Shrink from any such claims or future claims, as the case may be, related to this Agreement. Additionally, the Settlement Parties agree to reimburse Shrink immediately for any and all expenses, including, without limitation, attorney fees, incurred by Shrink in connection with investigating, preparing to defend or defending, or otherwise being involved in, any lawsuits, claims or other proceedings arising out of or in connection with or relating in any manner, directly or indirectly, to this Agreement (as defendant, nonparty, or in any other capacity other than as a plaintiff, including, without limitation, as a party in an interpleader action) or the Claims. The Settlement Parties further agree that the indemnification and reimbursement commitments set forth in this paragraph shall extend to any controlling person, strategic alliance, partner, member, shareholder, director, officer, employee, agent or subcontractor of Shrink and their heirs, legal representatives, successors and assigns. The provisions set forth in this section shall survive any termination of this Agreement.

7. Dismissal of Complaint and Cross-Complaint with Prejudice. Within seven (7) court days of Shrink's receipt of the Settlement Shares described herein, Shrink and ASFX shall file requests for dismissal of the Complaint and Cross-Complaint, respectively, as to all parties named therein, with prejudice.

8. Continuing Obligation. The Parties agree to use their best efforts to cooperate with the Court to cause the Order to be timely entered.

9. Information. The Parties each represent that prior to the execution of this Agreement, they have had adequate time to review this Agreement and seek the advice of counsel, specifically, Matthew B. Dart, Esquire of DLA Piper, LLP for Shrink and Richard C. Yeskoo, Esquire of Yeskoo, Hogan & Tamlyn, LLP for the Settlement Parties, they fully informed themselves of its terms, contents, conditions and effects, and that no promise or representation of any kind has been made to them except as expressly stated in this Agreement. Furthermore, Yeskoo, Hogan & Tamlyn, LLP shall provide, at no additional cost and upon the final Order approving the Agreement, an opinion letter to ASFX's transfer agent as to the issuance of the Settlement Shares as freely tradable non-legend bearing shares.

10. Ownership and Authority. The Parties represent and warrant that they have not sold, assigned transferred, conveyed or otherwise disposed of any or all of any claim, demand, right or cause of action, relating to any matter which is covered by this Agreement, that each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Agreement and that this Agreement is a binding obligation of each, enforceable in accordance with its terms.

11. Binding Nature. This Agreement shall be binding on all Parties executing this

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Agreement and their respective successors, assigns and heirs.

12. Authority to Bind. Each Party to this Agreement represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transaction provided in this Agreement have been duly authorized by all necessary action of the respective person or entity, including receipt of approvals from any governing board of directors, and that the person executing this Agreement on its behalf, if applicable, has the full capacity to bind that entity. The Parties acknowledge that they have been given adequate time to consider this Agreement and that they were advised to consult with an independent attorney prior to signing this Agreement and that they have in fact consulted with counsel of their own choosing prior to executing this Agreement. The Parties agree that they have read this Agreement and understand the content herein, and freely and voluntarily assent to all of the terms herein.

13. Time of Essence. Time is of the essence in the performance of all obligations under this Agreement.

14. Signatures. This Agreement may be signed in counterparts and the Agreement, together with its counterpart signature pages, shall be deemed valid and binding on each Party when executed by all Parties. Facsimile signatures shall be valid and binding for all purposes.

15. Choice Of Law, Etc. Notwithstanding the place where this Agreement may be executed by any of the Parties, or any other factor, and subject to the last sentence of this paragraph, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of California, applicable to agreements made and to be fully performed in that State and without regard to principles of conflicts of law thereof. Any action brought to enforce, or otherwise arising out of this Agreement shall be brought only in the Superior Court of California, County of San Diego.

******SIGNATURE PAGE FOLLOWS******

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first indicated above.

SHRINK NANOTECHNOLOGIES, INC.

By: Mark L. Baum, Esq.
Its: Chief Executive Officer

AMERICAN SCIENTIFIC RESOURCES, INC.

By: Christopher F. Tirotta
Its: Chief Executive Officer

CHRISTOPHER TIROTTA

By: Christopher F. Tirotta
An individual

A FACSIMILE COPY OF THIS AGREEMENT SHALL HAVE THE SAME LEGAL EFFECT AS AN ORIGINAL OF THE SAME.

LIST OF EXHIBITS

A............ TA Instruction Letter
B............ Order